Exhibit 99.1
GoDaddy Inc. Announces Proposed Sale of Shares of Common Stock
SCOTTSDALE, Ariz., February 25, 2019 /PRNewswire/ - GoDaddy Inc. (NYSE: GDDY), the company that empowers everyday entrepreneurs, announced today an underwritten public offering of 8,546,616 shares of its Class A common stock pursuant to an effective Registration Statement on Form S-3 previously filed with the Securities and Exchange Commission. Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC are acting as bookrunners for this offering.
Selling stockholders are offering 8,538,616 shares of Class A common stock. Selling stockholders participating in the offering consist of entities affiliated with Kohlberg Kravis Roberts & Co. L.P. and Silver Lake Partners. GoDaddy will not receive any proceeds from the sale of the shares by the selling stockholders. GoDaddy is also offering 8,000 shares of its Class A common stock and intends to use the proceeds of the offering to pay the transaction expenses incurred in connection with the offering and any remaining proceeds for general corporate purposes.
GoDaddy filed a Registration Statement on Form S-3, which was effective upon filing on April 5, 2016, including a base prospectus dated April 5, 2016. Before you invest, you should read the prospectus in the registration statement and the other documents GoDaddy has filed or will file with the SEC for more complete information about GoDaddy and this offering. The proposed offering is being made only by means of an effective shelf registration statement, including a base prospectus and final prospectus supplement, copies of which may be obtained, when available, from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014, or Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing Prospectus-ny@ny.email.gs.com.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About GoDaddy
GoDaddy is empowering everyday entrepreneurs around the world by providing all of the help and tools to succeed online. With over 18 million customers worldwide, GoDaddy is the place people come to name their idea, build a professional website, attract customers and manage their work. Our mission is to give our customers the tools, insights and the people to transform their ideas and personal initiative into success.

Investor Contact:
Sam Kemp
480.505.8800
investors@godaddy.com

Press Contact:
Karen Tillman
480.366.3183
pr@godaddy.com